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NEWS RELEASE
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               FOR INFORMATION CONTACT:
               Kevin Nyland, Vice President, Investor Relations
               210.949.7020
               KEVIN.NYLAND@BILLINGCONCEPTS.COM

               David P. Tusa, Senior Vice-President and Chief Financial Officer 210.949.4010
               DAVID.TUSA@BILLINGCONCEPTS.COM
               www.billingconcepts.com


OCTOBER 23, 2000

          BILLING CONCEPTS COMPLETES SALE OF THREE OPERATING DIVISIONS

SAN ANTONIO, TX...BILLING CONCEPTS CORP. (NASDAQ: BILL) announced today the completion of the recently announced sale of the Company's LEC Billing, OSC, and Aptis Software divisions to Platinum Equity Holdings of Los Angeles, California ("Platinum").

Total transaction consideration consisted of $52.5 million in cash and a royalty, assuming achievement of certain revenue targets, of up to $20 million. Additionally, the Company will receive payments totaling $7.5 million for consulting services provided to Platinum over the 24-month post-closing period.

Parris H. Holmes, Jr., Chairman and Chief Executive Officer of Billing Concepts, stated, "This event is a significant milestone in the transformation of the Billing Concepts Corp. business model to one focused on new economy opportunities."

Holmes added, "We plan to utilize the cash resources of the Company to purchase a significant amount of treasury shares under the $10 million plan approved by our Board of Directors in January of this year. To date, the Company has completed treasury share purchases totaling $4.3 million, or 1.4 million shares. Additionally, our cash position, coupled with our strong balance sheet, will give us the flexibility to further participate in the anticipated growth and strategic opportunities available at Princeton eCom. We will also continue to focus on our FIData operations, our investment in COREintellect and additional technology-focused opportunities."

Consistent with its agreement with Platinum, the Company will change it's name and NASDAQ symbol prior to May 31, 2001.

ABOUT BILLING CONCEPTS
Billing Concepts Corp.'s (Nasdaq: BILL) holdings include, it's wholly-owned FIData, Inc. operations and it's investments in Princeton eCom and COREintellect, Inc. FIData provides Internet-based instant loan approval products and services to the financial services industry. Billing Concepts is the lead investor in both Princeton eCom Corporation and COREintellect, Inc.


         7411 JOHN SMITH DRIVE, SUITE 200. SAN ANTONIO, TEXAS 78229

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BILLING CONCEPTS COMPLETES SALE OF THREE OPERATING DIVISIONS
PAGE 2


Princeton eCom is a leading application service provider for electronic bill presentment and payment solutions. COREintellect is a B2B content delivery application service provider. Billing Concepts Corp. is headquartered in San Antonio, Texas. For more information, visit WWW.BILLINGCONCEPTS.COM, WWW.FIDATA.COM, WWW.PRINCETONECOM.COM, and WWW.COREINTELLECT.COM.

CERTAIN STATEMENTS CONTAINED HEREIN ARE "FORWARD-LOOKING" STATEMENTS (AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995). BECAUSE SUCH STATEMENTS INCLUDE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN FILINGS MADE BY THE COMPANIES WITH THE SECURITIES AND EXCHANGE COMMISSION.

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           7411 JOHN SMITH DRIVE, SUITE 200. SAN ANTONIO, TEXAS 78229